Exhibit 10.36

LICENSE AND COLLABORATION AGREEMENT

This license and collaboration Agreement (“Agreement”) is made effective as of August 1, 2002 (“Effective Date”), and entered into at Provo, Utah, USA, by and among the following parties:

(1)    Online Investors Advantage Incorporated , a Utah corporation, located at 5252 North Edgewood Drive, Suite 325, Provo, Utah 84604 (“Online”);

(2)    Hon Leong Chong, an individual, whose Singapore passport number is S0004804F and is residing at 10G Braddel Hill #04-28, Singapore 57926 (“Chong”);

(3)    Eric Lip Meng Tan, an individual, whose Singapore passport number is S1349197I and is residing at 279 Balestier Road #07-07, Balestier Point, Singapore 329727 (“Tan”) (hereinafter the individuals, Chong and Tan, are collectively called Chong & Tan”);

(4)    Rejoice Edumedia Pte. Ltd., a Singapore entity having a business address at  545 Orchard Road #09-01, Singapore 238882 (“Rejoice”) ;

(5)    Cappi Management Pte. Ltd., a Singapore entity having a business address at 279 Balestier Road #07-07, Balestier Point, Singapore 329727 (“Cappi”)

(6)    Investools Asia Pacific Pte. Ltd., a Singapore company, having a business address of 20 Kallang Avenue, Level One PICO Creative Centre, Singapore 339411 (Singapore Co.”); and

(7)    Investools Hong Kong Limited, a Hong Kong company, having a business address.of 29th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong, China 766698 (“Hong Kong Co.”), the Singapore Co. and the Hong Kong Co. being referred to herein individually and collectively as the “Licensees”.

Any or all of the above parties shall be referred to herein as “Party”.

A.                                    WHEREAS, Online provides in-depth consumer training via workshops, home study, and online subscriptions in optimum use of Internet investment and financial management tools and services; and,

B.                                    WHEREAS, Rejoice, Cappi, Chong & Tan have agreed to work to expand Online’s business in the Asian marketplace, including the performance of marketing services, the distribution of the Online materials and holding of previews and workshops initially in Singapore, Malaysia, Brunei and Hong Kong;

C.                                    WHEREAS, Rejoice, Cappi, Online and Chong & Tan have combined their resources, expertise and capital for the sole purpose of  introducing and developing the above-mentioned Online business in the marketplace stated above; and

D.                                    WHEREAS, the Parties are desirous to define the terms of the collaboration between Online, Rejoice, Cappi and Chong & Tan and to provide for a license from Online to the Licensees with the rights and authorization necessary for it to carry out their purpose;

NOW, THEREFORE, the Parties to this Agreement do hereby agree to the following terms and conditions: with effect from August 1, 2002:

Article 1.

Certain Definitions

1.1                               For the purpose of this Agreement, the terms defined in this Article 1, shall have the meanings set out below. All capitalized terms not defined in this Article 1, shall have the meanings ascribed to them in other parts of this Agreement.

1.2                               “Agreement” shall refer to this License and Collaboration Agreement.

1.3                               “Online” shall mean Online Investors Advantage, Inc., a Utah corporation, a wholly owned subsidiary of INVESTools Inc. through an intermediate parent, ZiaSun Technologies, Inc.

1.4                               “Chong & Tan” shall mean Hon Leong Chong, an individual, and Eric Lip Meng Tan, an individual, collectively and individually.

1.5                               “Singapore Co.” shall mean Investools Asia Pacific Pte. Ltd. , a Singapore company that has been formed by Online and Chong & Tan and is a wholly-owned subsidiary of Online.

1.6                               “Hong Kong Co.” shall mean Investools Hong Kong Limited, a Hong Kong company that has been formed as a wholly-owned subsidiary of Online.

1.7                               “Territory” shall mean the countries of Singapore, Malaysia, Brunei and Hong

Kong.

1.8                               “Profits” shall mean Revenues collected from all sales of the Licensees, less all Licensees Expenses incurred by the Licensees.

1.9                               “Revenues” shall mean all the monies earned and collected, including VAT and Goods and Services taxes, by the Licensees from the sales of Products in the Territory covered by this Agreement and outside the Territory only with Online’s prior consent .

1.10                        “Accounting” shall mean a complete record of all the financial transactions, accompanying spreadsheets, and records and these shall be prepared and maintained by the management teams of the Licensees in accordance with generally accepted accounting principles in the United States of America.

1.11                        “Account A” shall mean the Citibank accounts set up in the name of each of the Licensees which requires at least one signatory from Online and one signatory from Chong & Tan, as provided in Exhibit 3.7.1 attached to this Agreement, before any monies can be transferred out of this account.

1.12                        “Account B” shall mean the Citibank accounts set up in the name of each of the Licensees to which any two signatories from either Online and/or Chong & Tan, as provided in Exhibit 3.7.2 attached to this Agreement, may sign for any banking transaction.

1.13                        “Licensees’ Expenses” shall mean all expenses incurred by each of the Licensees, including but not limited to the Licensees’ salaries and staff related expenses, all travel and transportation expenses, office rental, office equipment and fixture maintenance, amortization and depreciation charges, telecommunication expenses, utilities charges and auditing/accounting expenses, and marketing and fulfillment costs and all payments to Online, such as license fees, payments for preview speakers, closers, workshop instructors and hosts, and payments for access to Online’s website for customers, clients and participants, payments to call centers, advertising/media companies, hotel and materials expenses, all taxes, including value added taxes, and goods and services taxes, fees, duties and other charges incurred by the Licensees.

1.14                      “Workshop” shall mean the one (1) or two (2) day online investing workshops given by on-site instructors for the purpose of providing training in online research and analysis of corporate stocks and public stock markets including six-months free Online Website Access.

1.15                        “Public Workshop” shall mean a Workshop that is marketed and provided to the general public with the assistance of Online, is conducted by an instructor, usually provided by Online (“Public Instructor”) and always includes a free preview meeting (“Preview”) conducted by a speaker provided by Online (“Speaker”).

1.16                        Private Workshop” shall mean a Workshop that is marketed and provided  solely by Licensees to the public or other groups and is conducted by an instructor certified by Online but furnished by Licensees (“Private Instructor”).

1.17                        “Home Study Program” shall mean a one day or two-day home study program for the purpose of providing training in online research and analysis of corporate stocks and public stock markets involving: (1) the following materials: a set of VCD, workbooks and other publications providing a self-study investing course, and (2) six-month free Online Website Access, for which customers pay a set price established by Online.

1.18                        “Products” shall mean all Workshops and Home Study Programs, as defined herein, as well as other investment and financial management tools and services, that may be provided by Online in the future to be included under the provisions of this Agreement, in the sole discretion of Online.

1.19                        “Shareholders” shall mean the owners of shares of the Licensees, as stated in paragraph 3.3.2.

1.20                        “Online Website Access” shall mean access by subscription to Online’s website provided for customers to use to research and analyze stocks and the stock markets.

1.21                        “Online’s Business” shall mean the marketing, sale and presentation of Online’s Workshops and Home Study Materials and the providing of Online Website Access, as well as other investment and financial management tools and services, that may be provided by Online in the future to be sold in connection with this Agreement.

1.22                        “Licensees’ Business” shall mean the business of facilitating the growth and development of Online’s Business in the Territory.

1.23                        “Masters” shall mean the Master Advertising Materials, Master Participant Materials and Master Home Study Materials, all as described in Section 5.

1.24                        “Trademarks” shall mean the trademarks, domain names and trade names “INVESTools.”, “Investortoolbox” and/or “Online Investors Advantage,” alone or with other words.  “Trademarks” shall also include any Online rights to use trademarks of others collaborating with Online in Co-brand Marketing of the Products, as described in Paragraph 4.1.6, including but not limited to any trademarks used in Co-brand Marketing with Business Week and CNBC.

1.25                        “Intellectual Property” shall mean all of Online’s intellectual property associated with this Agreement, including but not limited to the (1)Trademarks, (2) copyrights and concepts embodied in the Masters, (3) all intellectual property included in the Online Website Access, (4) all software, records, data and information regarding the business, customers, operations and planning of the Licensees, including but not limited to identification, sales and lead information regarding customers and potential customers.

1.26                        “Rejoice”  shall mean a Singapore entity established by Chong having a name and address given on the signature page below.

1.27                        “Cappi”  shall mean a Singapore entity established by Tan having a name and address given on the signature page below.

Article 2.

Formation of Licensees and Subsidiaries

2.1                               Name and Documentation of the Licensees.  The name of the Singapore Co. is Investools Asia Pacific Pte. Ltd., a Singapore company.    The name of the Hong Kong Co. is Investools Hong Kong Limited   Copies of the original formation documents for the Licensees as filed, and papers documenting any and all subsequent modifications of the Licensees (the “Licensee Papers”)  have been provided by Chong & Tan to Online.  Chong & Tan hereby represent and warrant that said Licensee Papers provided to Online are complete and accurate in all respects.

2.2                               Purposes of Licensees.  The purposes of the Licensees are:

2.2.1                        To provide a mechanism to enable Online and Chong & Tan to pool their resources, expertise and capital to conduct the Licensees’ Business in the Territory.

2.2.2                        To obtain the licenses and authorizations herein from Online to conduct the Licensees’ Business in the Territory according to its stated Purpose.

2.3                               Ownership Interest, Subsidiaries.

2.3.1                        The ownership of each of the Licensees is 100% owned by Online.  The Parties understand that the previous ownership of the Singapore Co. has been 75% to Online and 25% to Chong & Tan together, and the previous ownership of the Hong Kong Co. has been 100% owned by the Singapore Co. Online shall reimburse Chong & Tan, together in compensation for their previous ownership in Licensees, the following, to be divided between Chong & Tan as they decide, (1) Twenty Five Thousand and Two Singapore Dollars (S$25,002.00) and (2) Seventy Thousand (70,000) shares in INVESTools Inc..  All corporate documents of Licensees shall be immediately modified and any other legal action shall be taken, at the sole discretion of Online, to effect a change in ownership, whereby the Licensees are each a wholly-owned subsidiary of Online.

2.3.2                        The Parties agree that additional companies subsidiary to Online (“Subsidiaries”) may be established, revised and/or dissolved within the Territory, only with a prior written Board resolution, as described herein.  Each Subsidiary shall be wholly-owned by Online and shall sign an addendum making it subject to all of the provisions of this Agreement as  a Licensee.

2.4                                 Exclusive Relationship, No Circumvention.

2.4.1                        It is expressly acknowledged and agreed to by the Parties that all opportunities in the Territory to provide business in the nature of the Licensees’ Business as described above, that comes to the attention of, has been identified by and/or has been reviewed by either Online, the Licensees, Rejoice, Cappi or Chong & Tan, individually or collectively, shall be referred to the Licensees and shall be included in this Agreement.  As such, notwithstanding the nature of the opportunity, or the entity and/or individuals who actually discover the opportunity, the Parties shall be required to pursue the opportunity only through the Licensees.

2.4.2                        In no event, shall any of the Parties attempt to circumvent a relationship between the Licensees and a customer or client (“Customer Relationship”), whether for the purpose of personal gain, to convert the Customer Relationship to a personal relationship with the customer or client, or to provide the Customer Relationship to another person or entity.

2.4.3                        Pursuant to Article 6.4 the Licensees, Rejoice, Cappi and/or Chong & Tan agree that they shall not, individually or collectively, establish or operate a business or entity that is competitive with or conducts the same or similar business to the Licensees’ Business, in or outside of the Territory.

Article 3.

Structure and Operation of the Licensees

3.1                             Governance of the Licensees

3.1.1                        Chong & Tan are responsible for the role of resident executive director.

3.1.2                        The composition of each of the Licensees’ Board of Directors (the “Board”) shall initially be comprised of three (3) members, also referred to as Directors, and is to be filled as follows:

3.1.2.1               Online shall fill Two (2) seats, including the positions of the Chairman and the Secretary of the Board.

3.1.2.2               Chong & Tan shall decide which of them will fill only One (1) director seat on the Board. The person not selected to fill said one director seat shall be appointed as an alternate director to act for the selected director and to attend meetings and vote only in the absence of the selected director.  The alternate director shall not have any additional voting powers or rights, except in place of and in substitution for the selected director for whom he is appointed as alternative director.  An alternative director shall ipso facto vacate office if the director for whom he is appointed as alternate director vacates office as a member of the Board.  Chong and Tan shall not represent that both of them are full directors of the Licensees in any corporate or government document and shall not both serve on the Board at any time or both vote as directors on any matter.  Chong & Tan shall ensure that the Register of Directors of the Licensees identifies that the person selected as alternate director is clearly designated as such, with no powers as a director, except as indicated herein.

3.1.2.3               The Online Board Directors for both Licensees are or will be Paul Helbling as Chairman and Secretary of the Board and David McCoy as Board member.  The Board Director for Chong & Tan with respect to the Licensees is Hon Leong Chong, with Eric Tan acting as an alternate director.  The Parties agree to immediately process all documents and pass all Board resolutions necessary to establish this Board structure.

3.2                               Authority of the Board of Directors:

3.2.1                        The Board of The Licensees shall oversee the disbursement of the Profits of The Licensees.

3.2.2                        The Board of The Licensees shall evaluate the performance of all officers, management team and other personnel of the Licensees and shall make all final decisions regarding the employment, duties and compensation thereof.

3.2.3                        Voting.  Each member of a Licensee’s Board shall have one (1) vote.  A Board meeting may be initiated by any Board member directing a request to the Board Secretary, who shall establish the time, place and agenda of the meeting.  All Board resolutions shall be approved by a two-thirds (2/3) vote of those present at the meeting of which at least two (2) must be Online Directors.  The Board meeting may be attended by each Board member being present in person, by telephone, or via an approved circular resolution.  All Board resolutions shall be approved with at least two Online Directors’ signatures, one of which shall be that of the Chairman.  The Secretary shall prepare all resolutions, minutes and other documentation of the Board and maintain a record thereof.

3.3                               Funding and Ownership.   The Licensees have been funded initially, as follows:

3.3.1                        Initial Capital:

3.3.1.1               Online’s cumulative initial capital contribution for the Licensees has been a total of Seventy-Five Thousand Singapore Dollars (S $75,000.00) in cash.

3.3.1.2               Chong & Tan’s cumulative initial capital contribution for the Licensees has been a total of Twenty-Five Thousand and Two Singapore Dollars (S$25,002.00) in cash.

3.3.2                      Revised Capital: Online hereby reimburses Chong & Tan for their initial capital contribution by paying them together the payments provided in Paragraph 2.3.1.

3.3.3                        Shareholder Ownership of the Licensees - Online owns One Hundred percent (100%) of the shares of capital stock in the Licensees.

3.4                               Management Team.

3.4.1                        The management team for each of the Licensees consists of Chong & Tan, who shall report to the Board, and shall be employed to oversee the business operations of the Licensees. Hon Leong Chong is currently serving as the President of each of the Licensees, and Eric Tan is currently serving as the Executive Vice President of each of the Licensees.

3.4.2                        The total compensation for these positions to Chong & Tan individually for all their work and responsibilities with respect to both of the Licensees together shall be paid out of the Licensees’ Expenses, and shall be determined according to the payment components described in the attached Exhibit 3.4.2, incorporated herein.  Commissions on Revenues shall be payable within fifteen (15) days of the receipt of such Revenues by the Licensees.

3.4.3                        Chong & Tan understand and agree that they shall fully comply with Online’s corporate policy (“Corporate Policy”), as explained and provided to Chong & Tan by Online from time to time. Corporate Policy, as a minimum, shall include the requirement that none of the following actions shall be taken without the prior approval of the Board: (1) hiring or termination of any senior executives of the Licensees, on a level such as the chief executive officer and the chief financial officer, (2) compensation and/or benefit revisions of any employee, and (3) entering into and/ or executing any contracts or agreements affecting the Licensees, other than individual contracts for the purchase of Products, or contracts associated with securing the necessary facilities and resources for Workshops.  All hiring and termination of any employee, and the adjustment of compensation and/or benefits shall be only be done in accordance with the Annual and Monthly Budgets. Failure to comply with Corporate Policy shall be grounds for immediate termination.

3.5                               Staffing and Use of Online Personnel.  Licensees shall provide for its personnel and staff as follows:

3.5.1                        No senior executive employee shall be hired or terminated by the Licensees, including but not limited to the chief financial officer and the chief executive officer,  without the prior approval and resolution of the Board.

3.5.2                        Licensees shall be responsible for its own staffing needs, including employees and independent contractors (“Staff”).  However, all Preview Speakers and Workshop Instructors must be approved and authorized solely and exclusively by Online. Online shall provide the Licensees with Preview Speakers and Workshop Instructors, at its standard rates.  The Licensees shall pay Online for all travel, lodging and other per diem expenses incurred by the Speakers and Workshop Instructors.

3.5.3                        Online shall assist the Licensees in the development of a telemarketing center for the Territory when and to the extent that such is approved by each of the Boards of Licensees.

3.5.4                        Licensees shall comply fully with all local governmental laws and regulations regarding its Staff.  Licensees shall utilize appropriate contracts with its Staff that are  consistent with and carry out the terms of this Agreement.

3.6                               Disbursement of Profits.

3.6.1                        At any time that Disbursements from Profits (“Disbursements”) are made, the Licensees  shall each maintain in Accounts A and B together a minimum amount of funds for use as working capital (“Working Capital”) in the amount of at least US$215,000 (“Working Capital Minimum”).  No Disbursements shall be made by the Licensees from Account A that would reduce the Working Capital below the Working Capital Minimum.  The amount of the Working Capital Minimum may be adjusted by the Board, in its sole discretion.

3.6.2                        The Licensees shall make all Disbursements from each of its Profits directly to only Online, Rejoice and Cappi (collectively “Disbursement Parties”).  All Disbursements to the Disbursement Parties shall be made on the following basis: 75% of Disbursements to Online and 12.5% each to Rejoice and Cappi  (“Disbursement Rights”).  All Disbursements shall be subject to appropriate withholding taxes required in Singapore. Each of the Licensees shall make Disbursement to the Disbursement Parties from time to time, as the Board of the relevant Licensee deems necessary.  In any event, at the end of each Fiscal Year, the Board shall distribute any Profits in Account A up to a maximum of the Profits less the Working Capital requirement and the Monthly Budget for the month of January of the next year.  For the avoidance of doubt, the Disbursement Parties shall continue to have their respective interests in the Distribution Rights on the balance of Profits that are not distributed.

3.6.3                        All Disbursements shall be made only by a resolution of the Board.  Profits that are not distributed by the Board shall be used to maintain the Working Capital and to develop infrastructure, investment, research and development and other items and matters for the Licensees, only as approved by the Board.  The Board shall have sole discretion in determining Disbursements to be distributed.

3.7                               Banking.  Two bank accounts shall be established in the name of each of the Licensees and both shall be maintained at Citibank or other bank selected by the Board.

3.7.1                        The First account shall be the account into which all Revenues received by the Licensees are deposited, defined above as “Account A”.  All Revenues received by the Licensees from the sale of Products or from any other source or activity shall be deposited directly into Account A.  This Account A shall only be accessed with authorization of two (2)

individuals, wherein at least one (1) individual must be a representative of Online and one (1) individual must be either Chong or Tan. For a list of authorized signatories for both entities on Account A see Exhibit 3.7.1.

3.7.2                        The Second account, defined above as “Account B,” shall be operated by any two (2) authorized signatories from Online and the Licensees, Money shall be transferred at the end of each month or from time to time only with the prior approval of Online from Account A to Account B. A list of authorized signatures for Account B is provided in Exhibit 3.7.2

3.7.3                        All checks drawn on the Account B in excess of Ten Thousand United States Dollars (US $10,000.00) must also be signed by an authorized representative of both the Licensees and Online. Multiple checks shall not be drawn for the same transaction.

3.7.4                        The Licensees shall provide detailed monthly statements of both accounts, Account A  and Account B, to Online at the end of each month in its Monthly Report, described below.

3.7.5                        The Licensees’ funds in Account B shall only be disbursed by the Licensees to cover actual expenses as they are incurred.  Any excess funds in Account B shall be reported in the Monthly Report and shall be maintained in Account B or, upon the direction of the Board, transferred to Account A.

3.7.6                        Any and all Subsidiaries shall have both Accounts A and B (“Subsidiary Accounts”) which shall be subject to the same provisions as those applying to the accounts for the  Licensees herein, except that the Subsidiary accounts shall be in the name of the Subsidiary.  Signatories for each Subsidiary Account must comply with all local requirements including residency requirements and must be approved in advance by both Licensees and Online.

3.8   Budget.

3.8.1                        The Management Team of each of the Licensees shall develop, and submit to the Board for approval, an annual budget and statement of use of funds necessary to pay for that Licensee’s Expenses (“Annual Budget”).  The Annual Budget for the next Fiscal Year shall be submitted to the Board no later than one month before the end of the current Fiscal Year. In addition, Monthly Forecasts shall be submitted to Online by the Licensees, as set forth below.

3.8.2                        The fiscal year for the Licensees shall be January 1 through December 31 of each calendar year (“Fiscal Year”).

3.8.3                        By the 20th day of each month, the Licensees shall each produce for Online a forecast of its estimated expenses for the next upcoming month

(“Monthly Forecast”).  The Monthly Forecast shall include two separate components: (1) a forecast of all overhead expenses expected for the next month, and (2) a forecast of all expected expenditures for Revenue generating activity for the next month.

3.8.4                        Online shall review this Monthly Forecast and deposit money from the Account A into the Account B for the Monthly Forecast, to the extent that Account A funds are available after maintaining the Working Capital.  Online may request the Board to review and approve or revise any Monthly Forecast before depositing money in Account B to cover the Monthly Forecast.

3.8.5                        No expenditures or liabilities exceeding the Monthly Forecast shall be made in the name or on the credit of the Licensees unless such expenses are for unforeseen and/or emergency needs (“Unexpected Expenses”).  In any event the expenditures for Unexpected Expenses shall not exceed One Thousand Singapore  Dollars (S $1,000.00) per month, without the prior express written consent of Online. Expenditures for Unexpected Expenses shall come first from any residual funds in Account B from prior payments from Account A.  In the event that there are not sufficient funds in Account B for the Unexpected Expenses, emergency payment for said funds may be made from Account A in the sole unanimous discretion of the required signatories for Account A.

3.8.6                        The Licensees and Chong & Tan have submitted a budget to Online for the Remainder of Fiscal Year 2002 (“2002 Budget”).  This Agreement contemplates that the 2002 Budget will reflect the expected activities and expenses of Licensees for the remainder of 2002, subject to approval and/or revision by Online.  The 2002 Budget shall not absolve Licensees from submitting Monthly Forecasts to Online, which shall begin with the month of August 2002.

3.9                               Modification.  Except as provided herein, all departures or changes from the Annual Budget and Monthly Forecasts shall require the prior written approval of Online.

3.10                        Accounting.  The Management Team of the Licensees shall be responsible for the management and financial affairs of the Licensees, in accordance with the following:

3.10.1                  At all times during the continuance of the Agreement, accurate books of account shall be maintained in accordance with generally accepted accounting procedures in the USA, in which all matters relating to this Agreement shall be entered. The books of account shall be open to examination by Online or its agent upon reasonable notice and copies of the same may be taken by Online or its agent.

3.10.2                  A complete accounting of the operation of the Licensees shall be rendered in a written monthly report (“Monthly Report”) as of the close of business each calendar month to each Party hereto within ten (10) days after the close of each month utilizing generally accepted accounting procedures in the United States of America.

3.11                    Transition Provisions

3.11.1                  The Parties acknowledge that a prior agreement between Online and Chong & Tan, namely the prior Joint Venture Agreement previously effective on September 27, 2001, was terminated by a notice letter from Online to Chong & Tan, effective August 1, 2002 (“Prior Agreement”).  Although the Effective Date of the present Agreement is August 1, 2002, Licensees and possibly Chong & Tan will have incurred expenses and disbursed payments (“Transition Expenditures”) during the period between August 1, 2002 and the date that this agreement is signed by Online given below (“Online Signature Date”).  The Parties agree that no Transition Expenses shall be included as a part of Licensees’ Expenses under this Agreement, except to the extent that those Transition Expenses, if any, are approved in writing by Online. .

3.11.2                  The Parties agree that, as part of the conclusion of the prior Joint Venture Agreement, the Licensees and Chong & Tan shall provide to Online, to its satisfaction, the information and documents listed in Exhibit 3.11.2, attached hereto.

Article 4.

Licensing Provisions

4.1.                            License Grant.

4.1.1                        License to Market.  Subject to the terms and conditions of this Agreement, Online grants to the each of the Licensees a nontransferable, exclusive license solely to market the Products to persons and entities in the Territory and only using materials produced from Masters provided by Online, as described herein.  This license does not give the Licensees any ownership in the Intellectual Property or any right to sublicense any of the rights and licenses granted herein, including the right to market the Workshops and Home Study Program or to provide any training or presenting of the Workshops.

4.1.2                        Trademark License.  Online grants to each of the Licensees a limited license to use the Trademarks only in accordance with the terms of this Agreement.  Each use of the Trademarks must be approved in writing by Online prior to use.  This license does not give the Licensees any rights in the Trademarks other than explicitly stated herein.

4.1.3                        License Term.  The term of the license granted hereunder shall commence on the Effective Date of this Agreement given on the signature page and shall continue until terminated according the provisions herein. At the termination of this Agreement for whatever reason, all licenses granted herein shall immediately cease.

4.1.4                        Territory.  The Territory covered by this Agreement is as defined above.  The Parties contemplate the possibility of including additional Asian countries to the Territory.  The Parties may expand, change or reduce the Territory only by a written addendum to this Agreement.

4.1.5                        License Scope.  The above licenses extend to Products marketed by Licensees under the above Trademarks, including Products that may be co-branded with other parties collaborating with Online, including but not limited to Business Week and CNBC (“Co-brand Marketing”), and that are marketed by the Licensees, at the sole discretion of Online.  In the event that Online involves Licensees in Co-brand marketing, Licensees shall adhere to all restrictions and requirements of the Co-brand Marketing collaborators with Online.  The scope of the licenses granted herein does not extend to Products that are marketed by entities other than Licensees with or without collaboration with Online and/or  with or without other goods and services, at the sole discretion of Online.

4.1.6                        License Fee.   Licensees shall each pay a license fee, net of withholding tax, if any, to Online (“License Fee”) for the licenses to the Intellectual Property granted hereunder, the following payments: (1) for the sale of each Public Workshop – US$75.00, and (2) for the sale of each Home Study Program - $US25.00.  All License Fee payments shall be made monthly from Licensees to Online within ten (10) days after the end of each month and shall be accounted for in each Monthly Report, described herein.

4.2                               License Restrictions

4.2.1                        No Transfer of Rights.   The Licensees shall not enter into any agreements or relationships that would transfer to any third party any rights in the Workshops or related materials.

4.2.2                        Restricted Use.   The Licensees shall not do any act or thing inconsistent with this License, including presentation of the Workshops  without the prior written authorization of Online.  The Licensees shall not modify, translate, copy or transfer to any third party any Online marketing materials or any other Online materials without the prior written consent of Online.

4.2.3                        Use of Third Party Materials.  This Agreement does not license the Licensees to market or use any materials not specifically provided by Online.

4.2.4                        No Product Re-creation.  Except to make copies of Masters, as provided herein, none of the Licensees, Rejoice, Cappi or Chong & Tan shall duplicate, disassemble, reverse engineer or otherwise attempt to re-create any of the Products or any materials, items, software or tools provided, managed or specified by Online, including but not limited to websites associated with Online, such as WallStreetCity and all InvestorToolbox websites, as well as manuals, videos and other materials used in the presentation of the Workshops or Home Study Programs.

Article 5.

Marketing of Workshops and Home Study Programs

5.1.                            Marketing and Marketing Support.

5.1.1                        Implementation Plan.  The Licensees shall each provide Online with an implementation plan and guidelines for marketing the Products to in the Territory (“Implementation Plan”), including but not limited to advertising, marketing, sales, collections, organization strategy, and staffing.   Such Implementation Plan shall be updated by the Licensees and reviewed and approved by Online annually no later than each anniversary of the Effective Date to maintain this Agreement in effect.

5.1.2                        Marketing and Sales of Products.  The Licensees shall market all Products in the manner determined by Online.  The Licensees shall market all training for the Workshops at a per person charge, which includes materials, presenter fees, facilities, overhead and profit.  In all marketing, The Licensees shall charge the prices for the Products provided herein, which are subject to change by Online from time to time, at Online’s sole discretion.  In the event of uncertainty regarding Online’s prices, the Licensees shall consult with Online to obtain those prices prior to making an offer to a potential customer.  The Licensees shall process all invoicing to and collections from customers.

5.1.3                        The Licensees shall book all sessions for the Public Workshops, and notify Online in writing at least two (2) months in advance in order to allow sufficient time for pre-course materials and scheduling of the Public Instructors and Speakers.

5.1.4                        Advertising.   The Licensees shall advertise the Workshops only to potential Participants in the Territory.   Online shall provide masters for all advertising and marketing materials and documents (“Master Advertising Materials”).  The Licensees shall use only advertising and marketing materials and documents that have been copied from the Master Advertising Materials.  Neither Rejoice, Cappi, Chong & Tan nor Licensees shall revise, modify, delete or translate, in whole or in part, any portion of the Master Advertising Materials without the written authorization of Online.  Advertising and marketing via the internet shall be conducted only as stated in Paragraph 5.1.6.

5.1.5                        Pricing.  Online shall establish and revise the price and charges for the Products from time to time, in its sole discretion.  The current prices as of the Effective Date for the Products (“Product Prices”) is (1) one-day Workshop – US$1,995.00 to $2,495.00, (2) two-day Workshop – US$2,495.00 to $2,995.00, and (3) Home Study Program - one-day materials US$995.00 to $1,495.00, and (4) Home Study Program - two-day materials US$1.495.00 to $1,995.00.  Licensees may state the Product Prices in equivalent local currency, at the prevailing rate of exchange, but all sales of the Product shall be made in U.S. Dollars.  In the event that value added taxes and goods and services taxes are required, they shall be added to the above stated Product Prices to calculate the final sales prices of the Products.

5.1.6                        Internet Advertising and Marketing.  Online shall provide all designing, hosting and maintenance of websites and internet advertising and marketing of the Products, including any websites and webpages used for advertising and marketing of the Products in the Territory and email marketing activities (collectively “Online’s Internet Activity”).  Licensees shall not establish or maintain a separate website for advertising or marketing the Products. Licensees may propose content that would be specific for internet advertising and marketing in the Territory, and Online may post such content on appropriate websites or webpages, in its sole discretion.  Any domain name that has been registered by Licensees, Rejoice, Cappi or Chong & Tan may only be used in connection with the advertising or marketing of the Products with the approval of Online and only under license from Online during the time that this Agreement is in effect.  Upon request from Online, and in no event later than the termination of this Agreement, any domain name that includes part or all of any Trademark and that is registered by Licensees, Rejoice, Cappi or Chong & Tan shall be transferred to Online or its nominee.

5.1.7                        Online’s Systems Activity.  All systems, including computers, software and databases, used by Licensees in the operation of its business in the Territory (“Licensees Systems”) shall be provided by each of the Licensees at its own expense.  Licensees shall first obtain Online’s approval before purchasing such Licensees Systems in order to coordinate with Online’s systems.  As part of Online’s activities in establishing and maintaining the systems for Online and all of its affiliates (“Online’s Systems Activities”), Online shall assist Licensees in setting up and operating its Licensees Systems to expedite and facilitate the establishment and operation of Licensees Systems and to effectively coordinate with Online systems.

5.1.8                        Per-unit Reimbursement.  Each of the Licensees shall reimburse Online for that portion of the Online Internet Activities and Online’s System Activities, recited in Paragraphs 5.1.6 and 5.1.7, that affects that Licensee and enables it to effectively carry out Licensees’ Business in the Territory  by making a per-unit reimbursement payment to Online (“Per-unit Reimbursement”) as follows: (1) for the sale of each Public Workshop – US$220.00, and (2) for the sale of each Home Study

Program - $US75.00.  All Per-unit Reimbursement  payments, net of withholding taxes, if any, shall be made monthly from Licensees to Online within ten (10) days after the end of each month and shall be accounted for in each Monthly Report, described herein. Per-unit Reimbursement payments to Online may be made in whatever manner is required by Online, including by electronic bank transfer to Online’s designated bank account.

5.2                               Training

5.2.1                        Participant Materials.  Online shall provide masters of all materials needed by the participants for the Workshops (“Master Participant Materials”).  Licensees shall reproduce and prepare all participant materials (“Participant Materials”) only from the Master Participant Materials.  All Participant Materials shall be provided to Participants of the Workshops at no additional charge. Neither Rejoice, Cappi, Chong & Tan nor Licensees shall revise, modify, delete or translate, in whole or in part, any portion of the Master Participant Materials without the written authorization of Online.  All Participant Materials shall include an appropriate copyright notice stating that the copyrights in the Participant Materials belong to Online’s parent company, INVESTools Inc.

5.2.2                        Facilities and Scheduling. Licensees shall be responsible for the scheduling and payment for all facilities and equipment needed for the Workshops.

5.2.3                        Participant Information.  As a minimum, in connection with each Workshop, the Licensees shall notify Online of the following information:  (a) Participant organization name and location of Workshop, (b) proposed date of the Workshop, (c) number of Participants, (d) number of Participants who are managers and non-managers, (e) contact person to receive pre-work materials and Participant Materials, and (g) contact person for overall account management.

5.2.4                        Public Workshop and Preview Presentations.  Online shall provide and coordinate the presentation, speaking and instruction of all training to Participants in the Previews and Public Workshops and shall select all Speakers and Public Instructors therefore. Online shall invoice  the Licensees for all its costs in connection with such Workshops, including travel, lodging and meals, for the Speakers and Public Instructors at Online’s prevailing rate. Payment on all invoices shall be due thirty (30) days after the date of Online’s invoice.

5.2.5                        Private Workshop Presentations.  Licensees shall be responsible for the training and instruction of all Private Workshops.  Licensees shall use only Private Instructors that have received training and certification in writing (“Certification”) by Online for instructing Private Workshops.  Online reserves the right, at its sole discretion, to revoke the Certification of any Private Instructor and/or to require more training for any Private Instructor before the Private Instructor can provide further instruction.  As of the date of this Agreement, those who have received Certification by Online are:  Michael Woo.

5.2.6                        Combined Participant Training.   In Private Workshops, the Licensees may provide training for Participants with respect to private Workshops in combined program sessions which draw Participants from several corporations, associations or other such entities.

5.3                               Home Study Program

5.3.1                        Licensees shall prepare all home study materials (“Home Study Materials”) for the Home Study Program solely from masters provided by Online for that purpose (“Master Home Study Materials”).  Neither Rejoice, Cappi, Chong & Tan nor Licensees shall revise, modify, delete or translate, in whole or in part, any portion of the Master Home Study Materials without the written authorization of Online.  All Home Study Materials shall include an appropriate copyright notice stating that the copyrights in the Participant Materials belong to Online’s parent company, INVESTools Inc.

5.3.2                        Licensees shall market the Home Study Program only in accordance with the approval of Online in all aspects, including but not limited to market channels, prices and marketing approaches.

5.3.3                        Home Study Program may also be ordered from Online at its prevailing international prices, including shipping, customs and duties.

5.4                               Online Website Access.  As part of the Workshop benefits, Licensees shall provide six-month free Online Website Access to all purchasers of the Workshops or Home Study Program.  Thereafter, a charge for continued Website Access shall be made directly by Online and shall be paid directly to Online by each subscriber.  No charges for Online Website Access shall be included in the Revenues hereunder.

Article 6.

Intellectual Property and Related Matters

6.1                           Intellectual Property Ownership.

6.1.1                        All Intellectual Property, as defined herein, and all documents and materials embodying said Intellectual Property are owned exclusively by Online.  Nothing herein gives Licensees, Rejoice, Cappi or Chong & Tan any rights in the Intellectual Property, except for the explicit licenses recited herein.

6.1.2                        Online shall also own any improvements, modifications, updates, additions, translations, culturalizations and other derivative works developed from the Intellectual Property (collectively “Derivative Works”), whether developed by Online, Licensees, Rejoice, Cappi, Chong & Tan or by any third party developer, including an employee or contractor working therefor.  The Parties agree to obtain a contractual agreement with any such third party developer assigning the rights to any Derivative Work on which the third party developer works.

6.1.3                        The Licensees, Rejoice, Cappi and Chong & Tan acknowledge that the goodwill and ownership in the Intellectual Property and Derivative Works, including the Trademarks, belong to Online and that any use of the Trademarks by Licensees, Rejoice, Cappi or by Chong & Tan shall be solely for the benefit of Online.

6.2                           Names, Trademarks and Trade Indicia.  During the term of this Agreement, the Licensees, Rejoice, Cappi and/or Chong & Tan shall not use any trademarks, trade names or other trade indicia of Online, including the Trademarks defined herein, except with the written authorization of Online and only as specifically authorized in this Agreement.  The term “Investools” in the corporate and trade names of the Licensees may only be used with the approval of Online and in a manner stipulated by Online.  Upon termination of this Agreement for whatever reason, the Licensees, Rejoice, Cappi and Chong & Tan each agree and covenant that they shall immediately remove all uses of “Investools” and any other trademarks, trade names and other trade indicia of Online, including the Trademarks defined herein, from the Licensees’ materials, advertising, letterhead, business cards, signage, websites, company names, trade names and any other usage.

6.3                               Confidential Information.

6.3.1                        The Parties possess certain confidential information regarding their respective business affairs, plans or activities (“Information”).  Said Information includes, but is not limited to, trade secrets, proprietary information, business strategies, shareholder names, customer names, marketing plans, supplier names, costs, applications, specifications, software, formulas, plans, designs, and manufacturing procedures. All documents containing such Information that are disclosed pursuant to this Agreement shall be marked as confidential to the extent such is required for the provisions of this Section 6 to be enforceable in each jurisdiction of the Territory.

6.3.2                        During the term of this Agreement, each Party agrees to disclose this Information to the other Party as the Party deems necessary in its sole discretion for the sole purpose of performance under this Agreement.  The Parties agree to utilize such Information only for the purposes described herein, and to otherwise hold such Information confidential pursuant to the terms of this Agreement and subject to the following conditions:

6.3.3                        The Parties shall hold all Information in trust and confidence and agree it shall be used only for the contemplated purpose of this Agreement given herein and shall not be used for any other purpose or disclosed to any other third party.

6.3.4                        The obligations of non-disclosure and non-use shall be in effect from the date of disclosure of the Information until the Information becomes public knowledge in a manner other than by some act of a Party that does not own the Information.

6.3.5                        It is understood the foregoing obligations of confidentiality and non-use shall not apply to any Information known by the Parties prior to disclosure under this Agreement, generally known to the public as may be required by law to be disclosed or become public knowledge through no fault of the Parties, or disclosed to the Parties by a third party having a legal right to make such disclosure.

6.4                               Non-compete and Non-solicitation,  As a condition to entering into this Agreement, Rejoice, Cappi, Chong and Tan each agree that, for a period of two (2) years following the termination of this Agreement, they shall not, individually or collectively:  (1) compete with or engage in a business that is competitive with any of the Licensees’ Business or Online’s Business in the Territory or any of the marketplaces where the Licensee and/or Online provide their Products or conduct business, (2) directly or indirectly solicit for employment of or a contractual arrangement with any of Licensees’ or Online’s employees or contractors, or (3) use of any Licensees’ or Online’s lists of customers, vendors, or clients in any business in the Territory.  At the request of Online, Chong & Tan and Rejoice, Cappi agree to each execute a separate agreement with Online incorporating the provisions of this Paragraph.

6.5                               Conduct and Compliance With Law.

6.5.1                        During the term of this Agreement, no Party shall:

6.5.1.1               Do any act or deed with the intention of harming the business operations of the other Party or for the purpose of taking a business opportunity from the Licensees.

6.5.1.2               Do any act contrary to any provision in this Agreement, except with the prior express written approval of the other Party.

6.5.1.3               Do any act that would make it impossible to carry on the intended purpose of this Agreement.

6.5.1                        Licensees, Rejoice, Cappi and Chong & Tan shall comply with all laws, rules and regulations of all governmental entities in the Territory in carrying out the terms and provisions of this Agreement.  Any breach of this provision shall be a material breach that may result in termination of this Agreement, at Online’s option.

Article 7.

Right of Transfer

7.1                               Transfers/Sales of Online’s Ownership of Licensees.

7.1.1                        Any transfer or sale of part or all of any rights or interests in this Agreement, including but not limited to Online’s ownership interest in each of the Licensees by Online to any other entity or person may be made at Online’s sole discretion.

7.1.2                        In the event of said transfer or sale, Licensees, Rejoice, Cappi and Chong & Tan shall continue with business as usual, subject to any changes determined by resolution of the Board.

7.1.3                        In the event of said transfer or sale, the assign of any or all of the ownership interest in the Licensees shall have the same rights and obligations as Online would have under this Agreement.

7.2                               Transfer/Assignment of Chong &Tan’s Disbursement Rights.  Rejoice, Cappi and/or Chong & Tan shall not transfer or assign any right or interest they have under this Agreement, including but not limited to their Disbursement Rights, without the prior written approval of Online.

Article 8.

Termination or Winding up of Agreement

8.1                             Termination.  This Agreement shall commence on execution of this Agreement and shall continue until the first of any of the following events occur:

8.1.1                        A review of each of the Licensees’ operations by Online, in consultation with Chong & Tan, will be held periodically at Online’s discretion to review the viability of each of the Licensees under this Agreement.  It will be at the sole discretion of Online to decide at this review if the Agreement is viable and/or profitable.  Should Online decide the Agreement not to be viable and/or profitable it may terminate the Agreement with respect to one or more of the Licensees at this point.

8.1.2                      Termination on Occurrence of Stated Events:  This Agreement will terminate automatically for each Licensee on the occurrence of any of the following events:

8.1.2.1               A two thirds (2/3) vote of that Licensee’ Board.

8.1.2.2               A material change in either Party’s ability to perform under this Agreement for a period of Forty-Five (45) consecutive days,

however if this inability to perform is due to medical reasons then Ninety (90) consecutive days.

8.1.2.3               Dissolution, termination of existence, insolvency, business failure, appointment of a receiver, assignment for the benefit of creditors, or the commencement of any proceeding under any bankruptcy or insolvency law by or against either Party to this Agreement.

8.1.2.4               Termination by Online pursuant to paragraph 8.1.1

8.1.3                        Termination for Default:  If any Party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching Party may terminate this Agreement by giving written notification to the breaching Party.  Said notice of termination shall be effective immediately on receipt of notice by the breaching Party, one (1) day after sending the notice by facsimile, or five (5) days after sending the notice by U.S. mail in accordance with this Agreement, whichever occurs first.  The Party in default shall have Thirty (30) days after the notice of termination is effective to cure the default.  If the default is not cured within said Thirty (30) days, this Agreement shall automatically terminate.  For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

8.1.3.1               Any Party’s material breach of any representation or agreement contained in this Agreement.

8.1.3.2               Any voluntary or involuntary assignment or transfer by Rejoice, Cappi,   Chong & Tan of its Disbursement Rights, without the consent of Online.

8.1.3.3               Any breach of the Agreement resulting in immediate harm to Online, including but not limited to the provisions in Sections 2.4, 4.2, 6 and 7.2.

8.1.4                        Either Party may immediately terminate this Agreement by notice to the other Party, in the event that the other Party is in breach of any of the provisions of Article 6.

8.1.5                        Mutual Termination.  The Parties may, at any time, mutually agree to terminate this Agreement.

8.1.6                        The termination of this Agreement shall automatically result in the termination of any Sublicense Agreements, as well as the automatic termination of any other contractual relationships of Licensee with any parties regarding the subject matter of this Agreement.

8.2  Winding Up.  Upon termination of this Agreement, the following shall take immediate effect:

8.2.1                        All contracts entered  into by Licensees before termination that have not been fulfilled at the time of termination shall be, at the option of Online, (1) terminated with a refund to the customer, (2) assigned to Online or its nominee, or (3) performed by Licensees under Online’s supervision.

8.2.2                        All Revenues from contracts performed by Licensees as provided in in Paragraph 8.2.1 shall be deposited in Account A for disposition according to the provisions of the Agreement.

8.2.3                        All monies due to be paid to Online by Licensees under the terms of the Agreement prior to termination shall immediately become due and payable to Online.

8.2.4                        Termination of this Agreement shall not require the payment to Licensees, Rejoice, Cappi or to Chong & Tan of any funds, monies, equity or amounts other than as specifically provided herein.

8.2.5                        The activities of the Licensees and its Subsidiaries shall be wound up as quickly as   reasonably possible, all debts, liabilities and obligations shall be promptly paid.  Thereafter, any excess funds shall be proratably distributed as follows: Seventy-five percent (75%)  to Online and twelve point five percent (12.5%) each to Rejoice and Cappi.

8.2.6                        All Masters provided by Online, including but not limited to the Master Advertising Materials, Master Participant Materials and Master Home Study Materials, described in Section 5 herein, shall be returned to Online, together with all copies of the same in the possession or under the control of the Licensees, Rejoice, Cappi and/or Chong & Tan.  All property and documents containing Information that were provided by each Party shall be returned to said Party.

8.2.7                        Licensees, Rejoice, Cappi and Chong & Tan shall cease using all of the Intellectual Property of Online, including but not limited to its Trademarks, copyrights in the Masters, Confidential Information, and related subject matter.

8.2.8                        Online agrees to indemnify Rejoice, Cappi or Chong & Tan against any and all debts, liabilities, obligations and legal actions against the Licensees should the Agreement be terminated because of breach by Online or by Online under Paragraph 8.1.1 and not due to any fault of Rejoice, Cappi or Chong & Tan.

8.3    Final Accounting.  Upon termination, Licensees, Rejoice, Cappi and Chong & Tan shall, within thirty (30) days of the date of termination, provide Online with a final written report, accounting of the status of Licensees, including but not limited to the following:

(1)	all revenue, expenses and payments for the current Fiscal Year,

(2)	all outstanding accounts receivable and payable,
(3)	all tangible and intangible property,
(4)	current funds and other liquid assets on hand,
(5)	a list of the employees working for the Singapore and Subsidiary entities, their salaries and any employment-related contractual obligations, including copies of the relevant contracts
(6)	a list of all contractual obligations with vendors and suppliers
(7)	a list of all contractual obligations with customers and clients, including copies of the relevant contracts
(8)	any litigation or claims, threatened or actual
(9)	a list of the names and addresses of all vendors, suppliers, customers and clients of Licensees

Article 9.

Indemnification

9.1                               Online Indemnification.  Online agrees to: (a) defend Chong & Tan, Rejoice, Cappi and/or the Licensees, and each of their officers, directors, shareholders, and employees (each the “9.1 Indemnified Party”), jointly and severally, against any and all suits, actions, claims, or proceedings, (collectively, the “9.1 Claims”) brought against any 9.1 Indemnified Party by any customer, governmental authority or other third party in any jurisdiction of the Territory and arising out of any action or inaction by Online that (1) breaches, violates or is otherwise inconsistent with any part of this Agreement, (2) is a wrongful act, whether intentional or negligent, or (3) is a violation of federal, state or local laws or regulations; and (b) hold harmless and indemnify any 9.1 Indemnified Party from any and all liabilities, losses, damages, and expenses (including without limitation all legal and expert fees and expenses and all cost of investigation) suffered or incurred by any 9.1 Indemnified Party in connection with said 9.1 Claim.

9.2                               Chong & Tan, Rejoice and Cappi.  Chong & Tan, Rejoice and Cappi jointly and separately agree to: (a) defend Online and/or the Licensees, and each of their officers, directors, shareholders, and employees (each the “9.2 Indemnified Party”), jointly and severally, against any and all suits, actions, claims, or proceedings, (collectively, the “9.2 Claims”) brought against any 9.2 Indemnified Party by any customer, governmental authority or other third party in any jurisdiction of the Territory and arising out of any action or inaction by any of Chong & Tan, Rejoice or Cappi that (1) breaches, violates or is otherwise inconsistent with any part of this Agreement, (2) is a wrongful act, whether intentional or negligent, or (3) is a violation of federal, state or local laws or regulations; and (b) hold harmless and indemnify any 9.2 Indemnified Party from any and all liabilities, losses, damages, and expenses (including without limitation all legal and expert fees and expenses and all cost of investigation) suffered or incurred by any 9.2 Indemnified Party in connection with said 9.2 Claim. Excepted from 9.2 Claims are all actions of Chong and/or Tan that are rightfully within the scope of their employment by Licensees.  The combined indemnification obligations of Chong & Tan, and/or Ensett, as described in this

Paragraph, shall be limited to US Two Hundred and Fifty Thousand Dollars (US$250,000.00).

9.3                               Licensees.  Licensees jointly and separately agree to: (a) defend Online and/or Rejoice, Cappi, or Chong & Tan and each of their officers, directors, shareholders, and employees (each the “9.3 Indemnified Party”), jointly and severally, against any and all suits, actions, claims, or proceedings, (collectively, the “9.3 Claims”) brought against any 9.3 Indemnified Party by any customer, governmental authority or other third party in any jurisdiction of the Territory and arising out of any action or inaction by the Licensees that (1) breaches, violates or is otherwise inconsistent with any part of this Agreement, (2) is a wrongful act, whether intentional or negligent, or (3) is a violation of federal, state or local laws or regulations; and (b) hold harmless and indemnify any 9.3 Indemnified Party from any and all liabilities, losses, damages, and expenses (including without limitation all legal and expert fees and expenses and all cost of investigation) suffered or incurred by any 9.3 Indemnified Party in connection with said 9.3 Claim.

Article 10.

General Provisions

10.1                        Relationship of the Parties..  This Agreement does not constitute any Party as the agent or legal representative of the other Party for any purpose whatsoever.  No Party is granted any express or implied right or authority by any other Party to assume or to create any obligation or responsibility on behalf of, or in the name of, the other Party, or to bind the other Party in any manner or thing whatsoever.

10.2                        Notice of Claims.  If during the term of this Agreement, any Initial Party shall have reason to believe there may be a claim against itself or the other Initial Party in respect of any transaction growing out of this Agreement, it shall notify the other Initial Party in writing within thirty (30) days after it knows, or has reason to know, of any such claim.  Failure to give the notice prescribed above shall relieve the other Initial Party that is not notified from any and all liability on any such claim in respect to any transaction growing out of this Agreement.  The provisions of this section shall survive the termination of any other provisions of this Agreement.

10.3                        Law.  This Agreement shall be governed by and construed in accordance with the laws of the country where legal proceedings are brought, as provided in Paragraph 10.7,  without regard to conflict of laws provisions.

10.4                        Attorneys’ Fees.  If this Agreement gives rise to a lawsuit or other legal proceeding between any of the Parties hereto, the prevailing Party shall be entitled to recover court costs, necessary disbursements (including without limitation expert witnesses’ fees) and reasonable attorneys’ fees, in addition to any other relief such Party may be entitled.  This provision shall be construed as applicable to the entire contract.

10.5                        Injunctive Relief.  The Parties hereby agree the subject matter of this Agreement is unique, unusual and extraordinary in nature such that it has a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at Law.  Each  Party, therefore, expressly agrees that the other  Party, in addition to any other rights or remedies which the other  Party may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by a Party.

10.6                        Binding on Heirs.  This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the Parties.

10.7                        Jurisdiction/Venue.  If any dispute arises out of this Agreement, it is agreed that jurisdiction and venue for any legal proceedings brought by Licensees, Rejoice, Cappi and/or Chong or Tan against Online shall lie exclusively in a competent court in the County of Salt Lake, Utah, U.S.A.  Jurisdiction and venue for any legal proceedings brought by Online against Licensees, Chong, Tan, Rejoice and/or Cappi shall lie exclusively in the courts of Singapore and/or Hong Kong, at Online’s sole option.  Licensees, Rejoice, Cappi and Chong & Tan irrevocably submit to the non-exclusive jurisdiction and venue of the courts of Singapore or Hong Kong. The existence of legal proceedings between the Parties in one or more jurisdictions shall not preclude the undertaking of legal proceedings in any other jurisdiction, whether concurrent or not.

10.8                        Entire Agreement/Modification.  This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement that is not contained herein shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing.

10.9                        Assignment.  Rejoice, Cappi or Chong & Tan may not assign any right or interest arising under this Agreement without the prior written consent of Online.  Online may assign any right or interest it has under this Agreement, as provided in Section 7.1 above.

10.10                 Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.11                 Waiver.  The waiver by any Party of any breach of a provision of this Agreement by the other Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or of a different provision of this Agreement.  Except as otherwise specifically provided in this Agreement, nothing contained herein shall be deemed to restrict or prevent any Party from exercising legal or equitable rights or from pursuing legal or equitable remedies in connection herewith.

10.12                 Notices and Requests.  Except as otherwise provided herein, any notice, demand, or request required or permitted to be given hereunder shall be in writing and shall be deemed effective Seventy-Two (72) hours after having been sent via facsimile to the addressee at the office set forth in the first paragraph of this Agreement, and having received proof of transmission.  A copy of any such notice shall be sent to the receiving party on the day of facsimile transmission and the sending party shall verify receipt of the facsimile transmission by a telephone call to the receiving party.

10.13                 Section Headings.  The headings of the paragraphs of this Agreement have been set forth for convenience only and are not intended to influence the interpretation of this Agreement.

10.14                 Construction.  Each Party cooperated in the drafting of this Agreement.  If any construction is to be made of any provision of this Agreement, it shall not be construed against either Party on the ground such Party was the drafter of the Agreement or any particular provision.

10.15                 Time is Of The Essence.  Time is of the essence in this Agreement.

10.16                 Entity Authorization.  Each signatory of this Agreement represents and warrants that this Agreement and the undersigned’s execution of this Agreement has been duly authorized and approved by the corporation’s Board of Directors, if necessary, or the governing board of the entity, if necessary.  The undersigned officers and representatives of the entities executing this Agreement on behalf of the entities represent and warrant they possess full authority to execute this Agreement on behalf of the entities.

10.17                 Execution By Facsimile.  This Agreement may be executed by the Parties and transmitted by facsimile.  A facsimile signature of a Party shall be binding as an original.  If a Party sends a copy of the Agreement or part thereof with that Party’s signature by facsimile, that Party shall promptly send the original by first class mail.

10.18                 Remedies.  The Parties acknowledge that compliance with paragraphs 6.2, 6.3 and 6.4 is necessary to protect the business interests and goodwill of Online, and that a breach of any of these provisions will irrevocably and continually damage Online, for which money damages are not adequate.  Consequently, if Licensees, Rejoice, Cappi, Chong or Tan breaches or threatens to breach any of the obligations of paragraphs 6.2, 6.3 and 6.4 of this Agreement, Online shall be entitled to a preliminary and permanent injunction, prohibiting Licensees, Rejoice, Cappi, Chong and/or Tan from further violating this Agreement.  Online shall also be entitled to obtain any other remedy cumulative under law and/or money damages from Licensees, Rejoice, Cappi, Chong or Tan in the event of such breach.   Nothing in this Agreement shall prohibit Online from also pursuing any other remedy available.  No action by Online in pursuing a given remedy shall constitute an election to forego other remedies existing in law or equity.

10.19                 Survivorship.  The rights and obligations of the following provisions shall survive the termination of this Agreement and shall remain in full force and effect:  Paragraphs 6.1, 6.2, 6.3, 6.4, 8.2, 8.3, 10.2 and all of Sections 9 and 10.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ONLINE INVESTORS ADVANTAGE INCORPORATED

/s/ PAUL A. HELBLING		INVESTOOLS ASIA PACIFIC PTE LTD
By:	Paul Helbling
		By:	/s/ CHONG HON LEONG
Title:	Chief Financial Officer
Printed Name: Chong Hong Leong
/s/ DAVID W. MCCOY
By:	David McCoy	Title:	President

Title:	President	INVESTOOLS HONG KONG LIMITED

Online Signature Date:  12/19/02

By:

/s/ TAN LIP MENG

Printed Name:  Tan Lip Meng

/s/ CHONG HON LEONG
Hon Leong Chong, Individually		Title: Director
/s/ TAN LIP MENG
Eric Tan, individually

REJOICE EDUMEDIA PTE. LTD.:

By:	/s/ CHONG HONG LEONG

Printed Name:	Chong Hon Leong

Title:	Director

CAPPI MANAGEMENT PTE. LTD.:

By:	/s/ TAN LIP MENG

Printed Name:	Tan Lip Meng

Title:	Director